NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Third Quarter 2017 Results
Third quarter highlights:
•Consolidated net sales of $2.0 billion
•Operating profit of $89.3 million
•Earnings per diluted share of $1.12
•Repurchased $50 million of shares

PITTSBURGH, October 26, 2017/PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announces its results for the third quarter of 2017.
Mr. John J. Engel, WESCO's Chairman, President and CEO, commented, "Our third quarter results exceeded our expectations and reflect improving momentum in our business. Sales grew 9% organically, our highest growth rate in over five years, driven by all end markets and geographies. Hurricane activity accounted for less than one point of sales growth. Building on our return to growth in June, our sales momentum accelerated in July and remained consistently high throughout the quarter and into October. Backlog was flat sequentially in the quarter versus the typical seasonal decline. Operating margin was above the midpoint of our outlook range, as stable gross margins and favorable operating leverage more than offset increased temporary labor costs to support hurricane relief efforts and sharp increases in customer demand. Based upon our improving execution and favorable end market conditions, we have raised our full year expectations for sales to be up 3% to 4% and increased our EPS outlook to $3.75 to $3.95 per diluted share, while maintaining our margin outlook and adjusting our effective tax rate to approximately 26%. We continue to expect free cash flow generation for the year to be at least 90% of net income."
The following are results for the three months ended September 30, 2017 compared to the three months ended September 30, 2016:

•
Net sales were $2.00 billion for the third quarter of 2017, compared to $1.86 billion for the third quarter of 2016, an increase of 7.8%. Organic sales for the third quarter of 2017 grew by 8.6% as foreign exchange rates positively impacted net sales by 0.8% and were more than offset by a 1.6% impact from the number of workdays. Sequentially, net sales increased 4.7% and organic sales increased 4.8%.

•
Cost of goods sold for the third quarter of 2017 was $1.61 billion and gross profit was $385.4 million, compared to cost of goods sold and gross profit of $1.49 billion and $365.0 million for the third quarter of 2016, respectively. As a percentage of net sales, gross profit was 19.3% and 19.7% for the third quarter of 2017 and 2016, respectively. Sequentially, gross profit as a percentage of net sales increased 10 basis points from 19.2% for the second quarter of 2017.

•
Selling, general and administrative ("SG&A") expenses were $280.0 million, or 14.0% of net sales, for the third quarter of 2017, compared to $255.5 million, or 13.8% of net sales, for the third quarter of 2016.

•
Operating profit was $89.3 million for the current quarter, compared to $92.6 million for the third quarter of 2016. Operating profit as a percentage of net sales was 4.5% for the third quarter of 2017, compared to 5.0% for the third quarter of 2016. Sequentially, operating profit as a percentage of net sales increased 10 basis points from 4.4% for the second quarter of 2017.

•
Interest expense, net for the third quarter of 2017 was $17.3 million, compared to $20.8 million for the third quarter of 2016. Non-cash interest expense for the third quarter of 2017 and 2016, which includes amortization of debt discounts and deferred financing fees, and interest related to uncertain tax positions, was $0.8 million and $1.9 million, respectively.

•
Loss on debt redemption of $123.9 million for the third quarter of 2016 was the result of a non-cash charge from the early redemption of the Company's 6.0% Convertible Senior Debentures due 2029 on September 15, 2016.

•
The effective tax rate for the current quarter was 25.5%, compared to 40.5% for the prior year third quarter. As adjusted, the effective tax rate for the third quarter of 2016 was 28.0%. The lower effective tax rate in the current quarter as compared to the adjusted effective tax rate for the prior year's comparable quarter is primarily the result of favorable discrete items and the mix of income earned in jurisdictions with lower tax rates.

•
Net income attributable to WESCO International, Inc. was $53.7 million for the third quarter of 2017, compared to a net loss of $31.6 million for the third quarter of 2016. Adjusted net income attributable to WESCO International, Inc. was $51.1 million for the third quarter of 2016.

•
Earnings per diluted share was $1.12 for the third quarter of 2017, based on 47.8 million diluted shares, compared to a loss per diluted share of $0.73 for the third quarter of 2016, based on 43.4 million shares. Adjusted earnings per diluted share for the third quarter of 2016 was $1.05 based on 48.7 million diluted shares.

•
Operating cash flow for the third quarter of 2017 was $14.3 million, compared to $78.6 million for the third quarter of 2016. The reduction in operating cash flow was primarily driven by an increase in accounts receivable. Free cash flow for the third quarter of 2017 was $8.1 million, or 15% of net income, compared to $72.5 million, or 140% of adjusted net income, for the third quarter of 2016. Additionally, the Company repurchased $50 million of shares in the third quarter of 2017.

The following are results for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016:

•
Net sales were $5.68 billion for the first nine months of 2017, compared to $5.54 billion for the first nine months of 2016, an increase of 2.5%. Organic sales for the first nine months of 2017 grew by 2.7% as acquisitions had a positive impact on net sales of 0.3% and were more than offset by a 0.5% impact from the number of workdays.

•
Cost of goods sold for the first nine months of 2017 was $4.58 billion and gross profit was $1.10 billion, compared to cost of goods sold and gross profit of $4.44 billion and $1.10 billion for the first nine months of 2016, respectively. As a percentage of net sales, gross profit was 19.4% and 19.8% for the first nine months of 2017 and 2016, respectively.

•
Selling, general and administrative ("SG&A") expenses were $814.3 million, or 14.3% of net sales, for the first nine months of 2017, compared to $799.4 million, or 14.4% of net sales, for the first nine months of 2016.

•
Operating profit was $239.4 million for the first nine months of 2017, compared to $250.0 million for the first nine months of 2016. Operating profit as a percentage of net sales was 4.2% for the first nine months of 2017, compared to 4.5% for the first nine months of 2016.

•
Interest expense, net for the first nine months of 2017 was $50.8 million, compared to $59.1 million for the first nine months of 2016. Non-cash interest expense for the first nine months of 2017 and 2016, which includes amortization of debt discounts and deferred financing fees, and interest related to uncertain tax positions, was $3.0 million and $6.1 million, respectively.

•
Loss on debt redemption of $123.9 million for the first nine months of 2016 was the result of a non-cash charge from the early redemption of the Company's 6.0% Convertible Senior Debentures due 2029 on September 15, 2016.

•
The effective tax rate for the first nine months of 2017 was 25.3%, compared to 20.4% for the first nine months of 2016. As adjusted, the effective tax rate for the first nine months of 2016 was 28.8%. The current year's effective tax rate is lower than the prior year's adjusted effective tax rate primarily due to favorable discrete items, including a benefit from the exercise and vesting of stock-based awards, as well as the mix of income earned in jurisdictions with lower tax rates.

•
Net income attributable to WESCO International, Inc. was $140.9 million for the first nine months of 2017, compared to $54.2 million for the first nine months of 2016. Adjusted net income attributable to WESCO International, Inc. was $136.9 million for the first nine months of 2016.

•
Earnings per diluted share for the first nine months of 2017 was $2.90, based on 48.6 million diluted shares, compared to $1.13 for the first nine months of 2016, based on 48.0 million diluted shares. Adjusted earnings per diluted share for 2016 was $2.85.

•
Operating cash flow for the first nine months of 2017 was $81.1 million, compared to $217.2 million for the first nine months of 2016. The reduction in operating cash flow was primarily driven by an increase in accounts receivable. Free cash flow for the first nine months of 2017 was $65.1 million, or 46% of net income, compared to $204.0 million, or 150% of adjusted net income, for the first nine months of 2016. Additionally, the Company repurchased $100 million of shares in the first nine months of 2017.

Mr. Engel continued, "We remain focused on executing our strategies to deliver above-market sales growth, improve profitability, generate strong cash flow, and increase shareholder value. The free cash flow generation capability of our business remains intact and supports continued investment in our differentiated, services-oriented business model and One WESCO growth initiatives, including acquisitions, while providing us with the ability to return capital to our shareholders. Our efforts remain centered on providing excellent customer service and delivering value to our customers' operations and supply chains by providing comprehensive product and service solutions that meet their capital project, MRO, and OEM needs."
Webcast and Teleconference Access
WESCO will conduct a webcast and teleconference to discuss the third quarter earnings as described in this News Release on Thursday, October 26, 2017, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Company's website at http://www.wesco.com. The call will be archived on this internet site for seven days.

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistic services. 2016 annual sales were approximately $7.3 billion. The company employs approximately 9,000 people, maintains relationships with over 25,000 suppliers, and serves approximately 75,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates ten fully automated distribution centers and approximately 500 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Mary Ann Bell, Vice President, Investor Relations
WESCO International, Inc. (412) 454-4220, Fax: (412) 222-7409
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30, 2017		September 30, 2016
Net sales	$2,000.2		$1,855.2
Cost of goods sold (excluding	1,614.8	80.7%	1,490.2	80.3%
depreciation and amortization)
Selling, general and administrative expenses	280.0	14.0%	255.5	13.8%
Depreciation and amortization	16.1		16.9
Income from operations	89.3	4.5%	92.6	5.0%
Interest expense, net	17.3		20.8
Loss on debt redemption	—		123.9
Income (loss) before income taxes	72.0	3.6%	(52.1)	(2.8)%
Provision for income taxes	18.4		(21.1)
Net income (loss)	53.6	2.7%	(31.0)	(1.7)%
Net (loss) income attributable to noncontrolling interests	(0.1)		0.6
Net income (loss) attributable to WESCO International, Inc.	$53.7	2.7%	$(31.6)	(1.7)%

Diluted earnings (loss) per common share	$1.12		$(0.73)
Weighted-average common shares outstanding and common
share equivalents used in computing diluted earnings (loss)
per share (in millions)	47.8		43.4

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Nine Months Ended
	September 30, 2017		September 30, 2016
Net sales	$5,682.4		$5,542.8
Cost of goods sold (excluding	4,580.9	80.6%	4,443.1	80.2%
depreciation and amortization)
Selling, general and administrative expenses	814.3	14.3%	799.4	14.4%
Depreciation and amortization	47.8		50.3
Income from operations	239.4	4.2%	250.0	4.5%
Interest expense, net	50.8		59.1
Loss on debt redemption	—		123.9
Income before income taxes	188.6	3.3%	67.0	1.2%
Provision for income taxes	47.7		13.7
Net income	140.9	2.5%	53.3	1.0%
Net loss attributable to noncontrolling interests	—		(0.9)
Net income attributable to WESCO International, Inc.	$140.9	2.5%	$54.2	1.0%

Earnings per diluted common share	$2.90		$1.13
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
share (in millions)	48.6		48.0

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Current Assets
Cash and cash equivalents	$94.1	$110.1
Trade accounts receivable, net	1,236.6	1,034.4
Inventories	925.0	821.4
Other current assets(1)	154.4	137.1
Total current assets	2,410.1	2,103.0

Other assets(1)	2,354.3	2,328.8
Total assets	$4,764.4	$4,431.8

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$838.4	$684.7
Current debt and short-term borrowings	40.9	22.1
Other current liabilities(1)	164.1	167.0
Total current liabilities	1,043.4	873.8

Long-term debt	1,368.3	1,363.1
Other noncurrent liabilities(1)	245.5	231.3
Total liabilities	2,657.2	2,468.2

Stockholders' Equity
Total stockholders' equity(1)	2,107.2	1,963.6
Total liabilities and stockholders' equity	$4,764.4	$4,431.8

(1)
In the third quarter of 2017, management determined that the Company's income taxes receivable and payable and other tax account balances were overstated as of December 31, 2016 by a cumulative net amount of $46.4 million, which related to multiple prior periods. The Company also identified a $10.2 million understatement related to deferred income taxes and goodwill. These misstatements are considered immaterial to the Company's previously issued annual and interim financial statements. The Condensed Consolidated Balance Sheet at December 31, 2016 has been revised, and there was an immaterial effect on the Condensed Consolidated Statements of Income (Loss) for the three and nine months ended September 30, 2016 and no effect on the Condensed Consolidated Statements of Cash Flows for the respective periods presented herein. Periods not presented herein will be revised, as applicable, in future filings.

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Nine Months Ended
	September 30, 2017	September 30, 2016
Operating Activities:
Net income	$140.9	$53.3
Add back (deduct):
Depreciation and amortization	47.8	50.3
Deferred income taxes	8.4	(21.8)
Change in trade receivables, net	(174.7)	(3.1)
Change in inventories	(86.7)	(7.7)
Change in accounts payable	138.3	(30.3)
Other(1)	7.1	176.5
Net cash provided by operating activities	81.1	217.2

Investing Activities:
Capital expenditures	(16.0)	(13.2)
Acquisition payments	—	(50.7)
Other	3.5	(3.9)
Net cash used in investing activities	(12.5)	(67.8)

Financing Activities:
Debt borrowings (repayments), net	17.8	(191.5)
Equity activity, net	(106.7)	(2.2)
Other	(3.2)	(4.4)
Net cash used in financing activities	(92.1)	(198.1)

Effect of exchange rate changes on cash and cash equivalents	7.5	1.2

Net change in cash and cash equivalents	(16.0)	(47.5)
Cash and cash equivalents at the beginning of the period	110.1	160.3
Cash and cash equivalents at the end of the period	$94.1	$112.8

(1)	Other operating cash flow activities for the nine months ended September 30, 2016 includes a $123.9 million loss on redemption of the Company's 6.0% Convertible Senior Debentures due 2029.

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, financial leverage, free cash flow, adjusted net income and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of sales performance, the use of debt and liquidity on a comparable basis. Additionally, certain of the aforementioned non-GAAP measures either focus on or exclude transactions impacting comparability of results, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions, except organic sales data)
(Unaudited)

	Three Months Ended	Nine Months Ended
Organic Sales Growth:	September 30, 2017	September 30, 2017

Change in net sales	7.8%	2.5%
Impact from acquisitions	—%	0.3%
Impact from foreign exchange rates	0.8%	—%
Impact from number of workdays	(1.6)%	(0.5)%
Organic sales growth	8.6%	2.7%

Three Months Ended
Organic Sales Growth - Sequential:	September 30, 2017

Change in net sales	4.7%
Impact from acquisitions	—%
Impact from foreign exchange rates	1.5%
Impact from number of workdays	(1.6)%
Organic sales growth	4.8%

Note: Organic sales growth is a measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions in the first year of ownership, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended		Nine Months Ended
Gross Profit:	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Net sales	$2,000.2	$1,855.2	$5,682.4	$5,542.8
Cost of goods sold (excluding depreciation
and amortization)	1,614.8	1,490.2	4,580.9	4,443.1
Gross profit	$385.4	$365.0	$1,101.5	$1,099.7
Gross margin	19.3%	19.7%	19.4%	19.8%
Note: Gross profit is a financial measure commonly used within the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	September 30, 2017	December 31, 2016

Income from operations	$321.5	$332.0
Depreciation and amortization	64.3	66.9
EBITDA	$385.8	$398.9

	September 30, 2017	December 31, 2016
Current debt and short-term borrowings	$40.9	$22.1
Long-term debt	1,368.3	1,363.1
Debt discount and deferred financing fees(1)	14.3	17.3
Total debt	$1,423.5	$1,402.5

Financial leverage ratio	3.7	3.5

(1)	Long-term debt is presented in the condensed consolidated balance sheets net of deferred financing fees and debt discount.
Note: Financial leverage measures the use of debt. Financial leverage ratio is calculated by dividing total debt, including debt discount and deferred financing fees, by EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization.

	Three Months Ended		Nine Months Ended
Free Cash Flow:	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Cash flow provided by operations	$14.3	$78.6	$81.1	$217.2
Less: Capital expenditures	(6.2)	(6.1)	(16.0)	(13.2)
Free cash flow	$8.1	$72.5	$65.1	$204.0
Percentage of adjusted net income(1)	15%	140%	46%	150%

(1)	See the following page for a reconciliation of adjusted net income.
Note: Free cash flow is a measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund other investing and financing activities.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
Adjusted Income Before Income Taxes:	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Income (loss) before income taxes	$72.0	$(52.1)	$188.6	$67.0
Loss on debt redemption	—	123.9	—	123.9
Adjusted income before income taxes	$72.0	$71.8	$188.6	$190.9

	Three Months Ended		Nine Months Ended
Adjusted Tax Provision:	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Provision for income taxes	$18.4	$(21.1)	$47.7	$13.7
Income tax benefit from loss on debt redemption	—	41.2	—	41.2
Adjusted provision for income taxes	$18.4	$20.1	$47.7	$54.9

	Three Months Ended		Nine Months Ended
Adjusted Net Income Attributable to WESCO International, Inc.:	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Adjusted income before income taxes	$72.0	$71.8	$188.6	$190.9
Adjusted provision for income taxes	18.4	20.1	47.7	54.9
Adjusted net income	53.6	51.7	140.9	136.0
Net (loss) income attributable to noncontrolling interests	(0.1)	0.6	—	(0.9)
Adjusted net income attributable to WESCO
International, Inc.	$53.7	$51.1	$140.9	$136.9

Adjusted Earnings Per Diluted Share:
Diluted shares	47.8	48.7	48.6	48.0
Adjusted earnings per diluted share	$1.12	$1.05	$2.90	$2.85

Three Months Ended
Adjusted Earnings Per Diluted Share:	September 30, 2016

Diluted loss per common share(1)	$(0.73)
Loss on debt redemption	2.54
Tax effect of loss on debt redemption	(0.84)
Impact of dilutive shares(2)	0.08
Adjusted diluted earnings per common share	$1.05

(1)
As a result of the net loss attributable to WESCO International, Inc. for the three months ended September 30, 2016, dilutive shares were not included in the calculation of diluted loss per common share because their effect was antidilutive.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(2)	Represents the antidilutive impact of dilutive shares not included in the calculation of diluted loss per common share for the three months ended September 30, 2016.
Note: Adjusted net income attributable to WESCO International, Inc. is defined as income (loss) before income taxes plus the loss on debt redemption, less the provision for income taxes excluding the benefit of such loss. Adjusted earnings per diluted share is computed by dividing adjusted net income attributable to WESCO International, Inc. by the weighted-average common shares outstanding and common share equivalents. The Company believes that these non-GAAP financial measures are useful to investors' overall understanding of the Company's current financial performance and provides a consistent measure for assessing the current and historical financial results.